Exhibit 99.1
For Immediate Release
MERCER INTERNATIONAL INC. REPORTS RECORD 2010 SECOND QUARTER OPERATING
EBITDA of €62.1 million ($79.1 million)
NEW YORK, NY, August 3, 2010 — Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) today reported strong results for the second quarter ended June 30, 2010. Operating EBITDA in the quarter significantly increased to a record €62.1 million ($79.1 million) from €3.9 million ($5.3 million) in the second quarter of 2009 and from €31.8 million ($44.0 million) in the first quarter of 2010. Operating EBITDA is defined on page 4 of this press release and reconciled to net income (loss) attributable to common shareholders on page 8 of the financial tables in this press release.
We reported pulp revenues of €228.3 million in the second quarter of 2010, which are up 55% compared to the same period of 2009, and up 33% compared to the first quarter of 2010. Additionally, we reported net income attributable to common shareholders of €12.4 million, or €0.34 per basic share for the second quarter of 2010 which included aggregate non-cash, unrealized losses of €13.8 million, or €0.38 per basic share, on the Stendal interest rate derivatives and foreign exchange losses on our debt. In the second quarter of 2009, we reported a net loss attributable to common shareholders of €11.5 million, or €0.32 per basic share, which included an aggregate non-cash, unrealized gain of €12.6 million, or €0.35 per basic share, on the Stendal interest rate derivatives and foreign exchange gains on our debt. As at June 30, 2010 and 2009, respectively, we had 36,551,325 and 36,422,487 common shares outstanding.
Summary Financial Highlights

	Q2	Q1	Q2
	2010	2010	2009
	(in millions of Euros, except where otherwise stated)
Pulp revenues	€228.3	€171.1	€147.5
Energy revenues	11.9	9.1	11.4
Operating income (loss)	47.9	18.0	(9.7)
Operating EBITDA	62.1	31.8	3.9
Gain (loss) on derivative instruments	(4.5)	(6.5)	7.5
Foreign exchange gain (loss) on debt	(9.4)	(5.2)	5.2
Net income (loss) attributable to common shareholders	12.4	(7.5)	(11.5)
Net income (loss) per share attributable to common shareholders
Basic	€0.34	€(0.21)	€(0.32)
Diluted	€0.23	€(0.21)	€(0.32)

Summary Operating Highlights

	Q2	Q1	Q2
	2010	2010	2009
Pulp Production (‘000 ADMTs)	359.7	329.5	349.1
Scheduled Production Downtime (‘000 ADMTs)	17.0	18.2	2.7
Pulp Sales (‘000 ADMTs)	365.0	332.9	395.4
NBSK pulp list price in Europe ($/ADMT)	957	860	602
NBSK pulp list price in Europe (€/ADMT)	752	621	442
Average pulp sales realizations (€/ADMT)	618	507	367
Energy Production (‘000 MWh)	382.5	337.7	376.0
Energy Sales (‘000 MWh)	144.2	107.1	128.5
Average Spot Currency Exchange Rates:
€ / $(1)	0.7865	0.7230	0.7347
C$ / $(1)	1.0277	1.0413	1.1678
C$ / €(2)	1.3073	1.4406	1.5890

(1)	Average Federal Reserve Bank of New York noon spot rate over the reporting period.

(2)	Average Bank of Canada noon spot rate over the reporting period.
President’s Comments
Mr. Jimmy S.H. Lee, President and Chairman, stated: “The continued strengthening of pulp prices in the quarter to near record levels contributed to significantly increased revenues and record Operating EBITDA. During the current quarter, list prices in Europe increased by $90 per ADMT to $980 per ADMT and list prices in North America and China increased by $110 per ADMT to $1,020 and $890 per ADMT, respectively. The effect of such price increases on our financial results was further enhanced by a stronger U.S. dollar relative to the Euro.”
Mr. Lee added: “Our mills continued to perform well in the second quarter. Our Stendal mill achieved record pulp production in the period and both of our German mills achieved record energy sales this quarter. Additionally, following the completion of its annual maintenance shut in April, the Celgar mill achieved its highest ever production month in June. We believe our energy sales will continue to increase at all of our mills, and in particular at our Celgar mill once our new turbine generator set becomes operational in the fourth quarter of this year.”
Mr. Lee further added: “Under the Canadian Government’s Green Transformation Program (“GTP”), we received approximately C$57.7 million of credits, of which we allocated C$40 million to Celgar’s Green Energy Project and expect to invest the remaining C$17.7 million on high return capital projects for our Celgar mill by mid-2011.”
Mr. Lee continued: “The grants under the GTP, like the grants received by our German mills, reduce the cost basis of the assets purchased when the grants are received and are not reported in our income. This treatment is not new to Mercer. Property, plant and equipment currently has an aggregate of approximately €291 million of grants netted against it; primarily related to the construction of Stendal.”

Mr. Lee added: “Looking ahead, in the third quarter we have 12 days of scheduled maintenance downtime at our Rosenthal mill. In addition, the turbine at the mill will be down for maintenance for approximately an additional 51 days, which was extended from 38 days to accomodate some preventative maintenance on the generator unit. During the turbine downtime, the Rosenthal mill will produce pulp at full capacity but will purchase energy instead of selling surplus energy. We currently expect the turbine downtime to result in an approximately €6.0 million negative variance in the next quarter, comprised of lost energy revenues and costs associated with energy purchases. We have no maintenance downtime scheduled for the fourth quarter of 2010.”
Mr. Lee concluded: “With our mills running at historically high levels, we are well positioned to take advantage of the strength in NBSK prices. Currently, global softwood pulp stocks are still tight at approximately 21 days. However, reduced Chinese demand and the traditional summer slowdown have resulted in downward pulp pricing in July, which may continue through the third quarter. However, we currently expect that pulp prices will generally remain strong over the mid-term.”
Three Months Ended June 30, 2010 Compared to Three Months Ended June 30, 2009
Pulp revenues for the three months ended June 30, 2010 increased by approximately 54.8% to €228.3 million from €147.5 million in the comparative period of 2009, due to significantly higher pulp prices and a stronger U.S. dollar relative to the Euro. Revenues from the sale of excess energy increased slightly to €11.9 million in the second quarter from €11.4 million in the same quarter last year, primarily due to our German mills reaching record levels of production.
Pulp production increased to 359,694 ADMTs in the current quarter from 349,129 ADMTs in the same quarter of 2009, primarily due to record levels of production at our German mills, being partially offset by the 12 days (approximately 17,000 ADMTs) of scheduled maintenance downtime at our Celgar mill. In the comparative quarter of 2009, we had three days of scheduled maintenance downtime.
Pulp sales volume decreased to 365,002 ADMTs in the current quarter from 395,378 ADMTs in the comparative period of 2009 due to unusually high sales to China in the second quarter of 2009. Average pulp sales realizations increased by 68.4% to €618 per ADMT in the second quarter of 2010, compared to €367 per ADMT in the same period last year, primarily due to significantly higher pulp prices and a stronger U.S. dollar relative to the Euro.

Costs and expenses in the second quarter of 2010 increased to €192.3 million from €168.6 million in the comparative period of 2009, primarily due to increased fiber costs and costs associated with the annual maintenance shutdown at the Celgar mill.
On average, our fiber costs in the current quarter of 2010 increased by approximately 31.3% from the same period in 2009, primarily due to fiber costs at our German mill, which were higher due to increased demand from the European board industry.
For the second quarter of 2010, we recorded operating income of €47.9 million, compared to an operating loss of €9.7 million in the comparative quarter of 2009 primarily due to significantly improved pulp prices and a stronger U.S. dollar relative to the Euro.
Interest expense in the second quarter of 2010 increased marginally to €16.9 million from €16.3 million in the comparative quarter of 2009 due to the accretion expense related to the exchange of our convertible notes in January 2010 and our interest payments on our U.S. dollar denominated debt being slightly higher when expressed in Euros, as a result of the strengthening of the U.S. dollar relative to the Euro.
Our Stendal mill recorded an unrealized loss of €4.5 million on its outstanding interest rate derivatives in the current quarter, compared to an unrealized gain of €7.5 million in the same quarter of last year. We recorded a foreign exchange loss on our debt of €9.4 million in the second quarter of 2010 compared to a foreign exchange gain of €5.2 million in the same period last year.
In the second quarter of 2010, the noncontrolling shareholder’s interest in the Stendal mill’s income was €3.6 million, compared to a negligible amount of income in the same quarter last year.
In the second quarter of 2010, Operating EBITDA increased to €62.1 million from €3.9 million in the second quarter of 2009 and €31.8 million in the first quarter of 2010. Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of their operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income or income from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. For a reconciliation of net income (loss) attributable to common shareholders to Operating EBITDA, see page 8 of the financial tables included in this press release.
We reported net income attributable to common shareholders of €12.4 million, or €0.34 per basic share for the second quarter of 2010 which included aggregate non-cash, unrealized losses of €13.8 million on the Stendal interest rate derivatives and foreign exchange losses on our debt. In the second quarter of 2009, we reported a net loss attributable to common shareholders of €11.5 million, or €0.32 per basic and diluted share, which included an aggregate non-cash, unrealized gain of €12.6 million on the Stendal interest rate derivatives and foreign exchange gain on our debt.
Six Months Ended June 30, 2010 Compared to Six Months Ended June 30, 2009
Pulp revenues for the six months ended June 30, 2010 increased by approximately 44.4% to €399.4 million from €276.6 million in the comparative period of 2009, due to higher pulp prices and a stronger U.S. dollar relative to the Euro. Revenues from the sale of excess energy decreased slightly to €21.1 million from €21.9 million in the same period last year.
Operating EBITDA increased to €93.9 million in the first half of 2010 from €4.9 million in the six months ended June 30, 2009. See the discussion of our results for the second quarter of 2010 for additional information relating to Operating EBITDA and page 8 of the financial tables for a reconciliation to net income (loss) attributable to common shareholders.
We reported net income attributable to common shareholders of €4.9 million, or €0.13 per basic and €0.11 per diluted share, for the first half of 2010 which included aggregate non-cash, unrealized losses of €25.6 million on the Stendal interest derivatives and foreign exchange loss on our debt. In the first half of 2009, we reported a net loss attributable to common shareholders of €50.8 million, or €1.40 per basic and diluted share, which included net unrealized losses on the Stendal interest rate derivatives and the foreign exchange translation on our debt of €6.8 million.

Liquidity and Capital Resources
The following table is a summary of selected financial information for the periods indicated:

	As at June 30,	As at December 31,
	2010	2009
	(in thousands)
Financial Position
Cash and cash equivalents	€62,145	€51,291
Working capital	155,388	99,150
As at June 30, 2010, we had an aggregate amount of €506.3 million outstanding under our Stendal Loan Facility. As at June 30, 2010, we had approximately C$8.0 million and €26.4 million available under our Celgar and Rosenthal facilities, respectively.
Earnings Release Call
In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for Wednesday, August 4, 2010 at 10:00 AM (Eastern Daylight Time). Listeners can access the conference call live and archived through September 4, 2010, over the Internet at http://investor.shareholder.com/media/eventdetail.cfm?eventid=83161&CompanyID=MERC&e=1&mediakey=1AE35D
7DABC3ECD95E2779DA87354812 or through a link on the Company’s News/Financial page at http://www.mercerint.com/s/NewsReleases.asp. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software. A replay of this call will be available approximately two hours after the live call ends until August 11, 2010 at 11:59 PM (Eastern Standard Time). The replay number is (800) 642-1687 for domestic callers or (706) 645-9291 for international callers, and the passcode is 85302908.
Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: the effects of the current economic and financial turmoil, the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:	FD
Investors/Media: Eric Boyriven, Alexandra Tramont
Jimmy S.H. Lee	(212) 850-5600
Chairman & President
(604) 684-1099

David M. Gandossi
Executive Vice-President &
Chief Financial Officer
(604) 684-1099
-FINANCIAL TABLES FOLLOW-

MERCER INTERNATIONAL INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands of Euros)

	June 30,	December 31,
	2010	2009
ASSETS
Current assets
Cash and cash equivalents	€62,145	€51,291
Receivables	125,105	71,143
Inventories	89,582	72,629
Prepaid expenses and other	7,448	5,871

Total current assets	284,280	200,934

Long-term assets
Property, plant and equipment	872,843	868,558
Deferred note issuance and other	7,627	8,186
Deferred income tax	3,860	3,426
Note receivable	2,202	2,727

	886,532	882,897

Total assets	€1,170,812	€1,083,831

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	€105,050	€85,185
Pension and other post-retirement benefit obligations	653	567
Debt	23,189	16,032

Total current liabilities	128,892	101,784

Long-term liabilities
Debt	845,992	813,142
Unrealized interest rate derivative losses	63,880	52,873
Pension and other post-retirement benefit obligations	20,932	17,902
Capital leases and other	10,971	12,157

	941,775	896,074

Total liabilities	1,070,667	997,858

EQUITY
Shareholders’ equity
Share capital	202,973	202,844
Paid-in capital	(5,417)	(6,082)
Retained earnings (deficit)	(92,380)	(97,235)
Accumulated other comprehensive income (loss)	26,057	23,695

Total shareholders’ equity	131,233	123,222

Noncontrolling interest (deficit)	(31,088)	(37,249)

Total equity	100,145	85,973

Total liabilities and equity	€1,170,812	€1,083,831

(1)

MERCER INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands of Euros, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Revenues
Pulp	€228,293	€147,522	€399,414	€276,555
Energy	11,931	11,362	21,062	21,901

	240,224	158,884	420,476	298,456

Costs and expenses
Operating costs	168,275	149,033	308,684	281,030
Operating depreciation and amortization	14,106	13,539	27,830	26,940

	57,843	(3,688)	83,962	(9,514)
Selling, general and administrative expenses	9,955	6,032	18,050	13,177
Purchase (sale) of emission allowances	—	16	—	(542)

Operating income (loss)	47,888	(9,736)	65,912	(22,149)

Other income (expense)
Interest expense	(16,898)	(16,319)	(33,321)	(32,868)
Investment income (loss)	117	138	211	(3,064)
Foreign exchange gain (loss) on debt	(9,371)	5,170	(14,602)	754
Gain (loss) on extinguishment of convertible notes	—	—	(929)	—
Gain (loss) on derivative instruments	(4,462)	7,451	(11,008)	(7,562)

Total other income (expense)	(30,614)	(3,560)	(59,649)	(42,740)

Income (loss) before income taxes	17,274	(13,296)	6,263	(64,889)
Income tax benefit (provision) — current	(1,319)	(65)	(1,523)	(114)
— deferred	—	1,888	—	4,919

Net income (loss)	15,955	(11,473)	4,740	(60,084)
Less: net loss (income) attributable to noncontrolling interest	(3,554)	(3)	115	9,258

Net income (loss) attributable to common shareholders	€12,401	€(11,476)	€4,855	€(50,826)

Net income (loss) per share attributable to common shareholders:
Basic	€0.34	€(0.32)	€0.13	€(1.40)

Diluted	€0.23	€(0.32)	€0.11	€(1.40)

(2)

MERCER INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands of Euros, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Cash flows from (used in) operating activities
Net income (loss) attributable to common shareholders	€12,401	€(11,476)	€4,855	€(50,826)
Adjustments to reconcile net income (loss) attributable to common shareholders to cash flows from operating activities
Loss (gain) on derivative instruments	4,462	(7,451)	11,008	7,562
Foreign exchange (gain) loss on debt	9,371	(5,170)	14,602	(754)
Loss (gain) on extinguishment of convertible notes	—	—	929	—
Depreciation and amortization	14,176	13,604	27,997	27,071
Accretion (income) expense	514	—	945	—
Noncontrolling interest	3,554	3	(115)	(9,258)
Deferred income taxes	—	(1,888)	—	(4,919)
Stock compensation expense	227	26	733	(8)
Pension and other post-retirement expense, net of funding	138	(7)	332	(23)
Inventory provisions	—	—	—	4,587
Other	844	925	1,847	(1,974)
Changes in current assets and liabilities
Receivables	(28,798)	4,727	(45,942)	24,708
Inventories	(5,724)	21,406	(10,983)	27,525
Accounts payable and accrued expenses	5,377	15,161	13,332	7,940
Other	687	(366)	(594)	634

Net cash from (used in) operating activities	17,229	29,494	18,946	32,265

Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(14,542)	(7,835)	(20,392)	(15,541)
Proceeds on sale of property, plant and equipment	162	103	549	232
Cash, restricted	—	—	—	9,469
Notes receivable	579	120	495	241

Net cash from (used in) investing activities	(13,801)	(7,612)	(19,348)	(5,599)

Cash flows from (used in) financing activities
Repayment of notes payable and debt	—	—	(8,250)	(13,800)
Repayment of capital lease obligations	(603)	(536)	(1,607)	(1,218)
Proceeds from borrowings of notes payable and debt	6,390	—	6,390	10,000
Proceeds from government grants	1,144	—	10,559	—
Payment of deferred note issuance costs	—	—	—	(1,969)

Net cash from (used in) financing activities	6,931	(536)	7,092	(6,987)

Effect of exchange rate changes on cash and cash equivalents	3,094	(482)	4,164	(31)

Net increase (decrease) in cash and cash equivalents	13,453	20,864	10,854	19,648
Cash and cash equivalents, beginning of period	48,692	41,236	51,291	42,452

Cash and cash equivalents, end of period	€62,145	€62,100	€62,145	€62,100

Supplemental disclosure of cash flow information
Cash paid (received) during the period for
Interest	€14,604	€2,952	€29,033	€31,210
Income taxes	(37)	43	29	72
Supplemental schedule of non-cash investing and financing activities
Acquisition of production and other equipment under capital lease obligations	€318	€80	€530	€116
Decrease in accounts payable relating to investing activities	(12,843)	(1,602)	(13,826)	(1,141)

(3)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Balance Sheet
(Unaudited)
(In thousands of Euros)
The terms of the indenture governing our 9.25% senior unsecured notes require that we provide the results of operations and financial condition of Mercer International Inc. and our restricted subsidiaries under the indenture, collectively referred to as the “Restricted Group”. As at and during the three and six months ended June 30, 2010 and 2009, the Restricted Group was comprised of Mercer International Inc., certain holding subsidiaries and our Rosenthal and Celgar mills. The Restricted Group excludes the Stendal mill.

	June 30, 2010
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
ASSETS
Current assets
Cash and cash equivalents	€39,485	€22,660	€—	€62,145
Receivables	69,176	55,929	—	125,105
Inventories	58,250	31,332	—	89,582
Prepaid expenses and other	4,752	2,696	—	7,448

Total current assets	171,663	112,617	—	284,280

Property, plant and equipment	378,462	494,381	—	872,843
Deferred note issuance and other	3,139	4,488	—	7,627
Deferred income tax	3,860	—	—	3,860
Due from unrestricted group	76,008	—	(76,008)	—
Note receivable	2,202	—	—	2,202

Total assets	€635,334	€611,486	€(76,008)	€1,170,812

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	€65,421	€39,629	€—	€105,050
Pension and other post-retirement benefit obligations	653	—	—	653
Debt	2,939	20,250	—	23,189

Total current liabilities	69,013	59,879	—	128,892

Debt	329,434	516,558	—	845,992
Due to restricted group	—	76,008	(76,008)	—
Unrealized interest rate derivative losses	—	63,880	—	63,880
Pension and other post-retirement benefit obligations	20,932	—	—	20,932
Capital leases and other	6,806	4,165	—	10,971

Total liabilities	426,185	720,490	(76,008)	1,070,667

EQUITY
Total shareholders’ equity (deficit)	209,149	(77,916)	—	131,233
Noncontrolling interest (deficit)	—	(31,088)	—	(31,088)

Total liabilities and equity	€635,334	€611,486	€(76,008)	€1,170,812

(4)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Balance Sheet
(Unaudited)
(In thousands of Euros)

	December 31, 2009
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
ASSETS
Current assets
Cash and cash equivalents	€20,635	€30,656	€—	€51,291
Receivables	34,588	36,555	—	71,143
Inventories	52,897	19,732	—	72,629
Prepaid expenses and other	3,452	2,419	—	5,871

Total current assets	111,572	89,362	—	200,934

Property, plant and equipment	362,311	506,247	—	868,558
Deferred note issuance and other	3,388	4,798	—	8,186
Deferred income tax	3,426	—	—	3,426
Due from unrestricted group	72,553	—	(72,553)	—
Note receivable	2,727	—	—	2,727

Total assets	€555,977	€600,407	€(72,553)	€1,083,831

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	€51,875	€33,310	€—	€85,185
Pension and other post-retirement benefit obligations	567	—	—	567
Debt	2,115	13,917	—	16,032

Total current liabilities	54,557	47,227	—	101,784

Debt	276,604	536,538	—	813,142
Due to restricted group	—	72,553	(72,553)	—
Unrealized interest rate derivative losses	—	52,873	—	52,873
Pension and other post-retirement benefit obligations	17,902	—	—	17,902
Capital leases and other	6,667	5,490	—	12,157

Total liabilities	355,730	714,681	(72,553)	997,858

EQUITY
Total shareholders’ equity (deficit)	200,247	(77,025)	—	123,222
Noncontrolling interest (deficit)	—	(37,249)	—	(37,249)

Total liabilities and equity	€555,977	€600,407	€(72,553)	€1,083,831

(5)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Statements of Operations
(Unaudited)
(In thousands of Euros)

	Three Months Ended June 30, 2010
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group

Revenues
Pulp	€124,840	€103,453	€—	€228,293
Energy	3,840	8,091	—	11,931

	128,680	111,544	—	240,224

Operating costs	95,870	72,405	—	168,275
Operating depreciation and amortization	7,628	6,478	—	14,106
Selling, general and administrative expenses and other	6,730	3,225	—	9,955

	110,228	82,108	—	192,336

Operating income (loss)	18,452	29,436	—	47,888

Other income (expense)
Interest expense	(7,957)	(10,116)	1,175	(16,898)
Investment income (loss)	1,285	7	(1,175)	117
Foreign exchange gain (loss) on debt	(9,371)	—	—	(9,371)
Gain (loss) on derivative instruments	—	(4,462)	—	(4,462)

Total other income (expense)	(16,043)	(14,571)	—	(30,614)

Income (loss) before income taxes	2,409	14,865	—	17,274
Income tax benefit (provision)	(334)	(985)	—	(1,319)

Net income (loss)	2,075	13,880	—	15,955
Less: net (income) loss attributable to noncontrolling interest	—	(3,554)	—	(3,554)

Net income (loss) attributable to common shareholders	€2,075	€10,326	€—	€12,401

	Three Months Ended June 30, 2009
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group

Revenues
Pulp	€76,443	€71,079	€—	€147,522
Energy	3,945	7,417	—	11,362

	80,388	78,496	—	158,884

Operating costs	79,793	69,240	—	149,033
Operating depreciation and amortization	6,888	6,651	—	13,539
Selling, general and administrative expenses and other	3,314	2,734	—	6,048

	89,995	78,625	—	168,620

Operating income (loss)	(9,607)	(129)	—	(9,736)

Other income (expense)
Interest expense	(6,927)	(10,513)	1,121	(16,319)
Investment income (loss)	1,234	25	(1,121)	138
Foreign exchange gain (loss) on debt	5,170	—	—	5,170
Gain (loss) on derivative instruments	—	7,451	—	7,451

Total other income (expense)	(523)	(3,037)	—	(3,560)

Income (loss) before income taxes	(10,130)	(3,166)	—	(13,296)
Income tax benefit (provision)	(1,149)	2,972	—	1,823

Net income (loss)	(11,279)	(194)	—	(11,473)
Less: net (income) loss attributable to noncontrolling interest	—	(3)	—	(3)

Net income (loss) attributable to common shareholders	€(11,279)	€(197)	€—	€(11,476)

(6)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Statements of Operations
(Unaudited)
(In thousands of Euros)

	Six Months Ended June 30, 2010
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group

Revenues
Pulp	€231,257	€168,157	€—	€399,414
Energy	7,215	13,847	—	21,062

	238,472	182,004	—	420,476

Operating costs	177,535	131,149	—	308,684
Operating depreciation and amortization	14,841	12,989	—	27,830
Selling, general and administrative expenses and other	11,571	6,479	—	18,050

	203,947	150,617	—	354,564

Operating income (loss)	34,525	31,387	—	65,912

Other income (expense)
Interest expense	(15,277)	(20,380)	2,336	(33,321)
Investment income (loss)	2,524	23	(2,336)	211
Foreign exchange gain (loss) on debt	(14,602)	—	—	(14,602)
Gain (loss) on extinguishment of convertible notes	(929)	—	—	(929)
Gain (loss) on derivative instruments	—	(11,008)	—	(11,008)

Total other income (expense)	(28,284)	(31,365)	—	(59,649)

Income (loss) before income taxes	6,241	22	—	6,263
Income tax benefit (provision)	(495)	(1,028)	—	(1,523)

Net income (loss)	5,746	(1,006)	—	4,740
Less: net (income) loss attributable to noncontrolling interest	—	115	—	115

Net income (loss) attributable to common shareholders	€5,746	€(891)	€—	€4,855

	Six Months Ended June 30, 2009
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group

Revenues
Pulp	€151,459	€125,096	€—	€276,555
Energy	7,961	13,940	—	21,901

	159,420	139,036	—	298,456

Operating costs	154,228	126,802	—	281,030
Operating depreciation and amortization	13,592	13,348	—	26,940
Selling, general and administrative expenses and other	6,617	6,018	—	12,635

	174,437	146,168	—	320,605

Operating income (loss)	(15,017)	(7,132)	—	(22,149)

Other income (expense)
Interest expense	(14,229)	(20,869)	2,230	(32,868)
Investment income (loss)	2,150	(2,984)	(2,230)	(3,064)
Foreign exchange gain (loss) on debt	754	—	—	754
Gain (loss) on derivative instruments	—	(7,562)	—	(7,562)

Total other income (expense)	(11,325)	(31,415)	—	(42,740)

Income (loss) before income taxes	(26,342)	(38,547)	—	(64,889)
Income tax benefit (provision)	(941)	5,746	—	4,805

Net income (loss)	(27,283)	(32,801)	—	(60,084)
Less: net (income) loss attributable to noncontrolling interest	—	9,258	—	9,258

Net income (loss) attributable to common shareholders	€(27,283)	€(23,543)	€—	€(50,826)

(7)

MERCER INTERNATIONAL INC.
COMPUTATION OF OPERATING EBITDA
(Unaudited)
(In thousands of Euros)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(in thousands)		(in thousands)
Net income (loss) attributable to common shareholders	€12,401	€(11,476)	€4,855	€(50,826)
Net income (loss) attributable to noncontrolling interest	3,554	3	(115)	(9,258)
Income taxes (benefits)	1,319	(1,823)	1,523	(4,805)
Interest expense	16,898	16,319	33,321	32,868
Investment (income) loss	(117)	(138)	(211)	3,064
Foreign exchange (gain) loss on debt	9,371	(5,170)	14,602	(754)
Loss on extinguishment of convertible notes	—	—	929	—
Loss (gain) on derivative financial instruments	4,462	(7,451)	11,008	7,562

Operating income (loss)	47,888	(9,736)	65,912	(22,149)
Add: Depreciation and amortization	14,176	13,604	27,997	27,071

Operating EBITDA(1)	€62,064	€3,868	€93,909	€4,922

(1)
Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss) attributable to common shareholders, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered as an alternative to net income (loss) attributable to common shareholders or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.

COMPUTATION OF RESTRICTED GROUP OPERATING EBITDA
(Unaudited)
(In thousands of Euros)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(in thousands)		(in thousands)
Restricted Group
Net income (loss) attributable to common shareholders(1)	€2,075	€(11,279)	€5,746	€(27,283)
Income taxes (benefits)	334	1,149	495	941
Interest expense	7,957	6,927	15,277	14,229
Investment (income) loss	(1,285)	(1,234)	(2,524)	(2,150)
Foreign exchange (gain) loss on debt	9,371	(5,170)	14,602	(754)
Loss on extinguishment of convertible notes	—	—	929	—

Operating income (loss)	18,452	(9,607)	34,525	(15,017)
Add: Depreciation and amortization	7,698	6,953	15,008	13,723

Operating EBITDA(2)	€26,150	€(2,654)	€49,533	€(1,294)

(1)	For the Restricted Group, net income (loss) attributable to common shareholders and net income (loss) are the same.

(2)
Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss) attributable to common shareholders, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered as an alternative to net income (loss) attributable to common shareholders or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.

# # #

(8)